Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

AMPLITUDE, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Amplitude, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST: That the name of this corporation is Amplitude, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law by the filing of its original certificate of incorporation on November 29, 2011 under the name Sonalight, Inc.

SECOND: That the Board of Directors duly adopted resolutions proposing to amend and restate the Restated Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Restated Certificate of Incorporation of this corporation be amended and restated in its entirety as follows:

ARTICLE I

The name of this corporation is Amplitude, Inc.

ARTICLE II

The address of the registered office of this corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE IV

Immediately upon the effectiveness of the filing with the Delaware Secretary of State of this Restated Certificate of Incorporation (the “Effective Time”), automatically and without further action on the part of this corporation or the holders of capital stock of this corporation, each share of common stock, par value $0.00001 per share, of this corporation (the “Old Common Stock”) issued and outstanding or held by this corporation as treasury stock immediately prior to the Effective Time shall be reclassified as and become one validly issued, fully paid and nonassessable share of Class B Common Stock (the “Reclassification”). The Reclassification shall occur automatically as of the Effective Time without any further action by this corporation or the holders of the shares affected thereby and whether or not any certificates representing such shares are surrendered to this corporation. Upon the Effective Time, each stock certificate (if any) that as of immediately prior to the Effective Time represented shares of Old Common Stock shall be deemed to represent an equivalent number of shares of Class B Common Stock; provided, however, that each person holding a stock certificate or certificates that as of immediately prior to the Effective Time represented shares of Old Common Stock shall be entitled to receive, upon surrender of such certificate or certificates to this corporation, a new certificate or certificates representing an equivalent number of shares of Class B Common Stock. All share and per share amounts set forth in this Restated Certificate of Incorporation have been adjusted to reflect the Reclassification (and, for the avoidance of doubt, no additional adjustments under this Restated Certificate of Incorporation shall be made as a result of the Reclassification, such adjustments having been already reflected herein).

A. Authorization of Stock. The total number of shares of capital stock of all classes that this corporation is authorized to issue is 338,163,609, which are divided into three classes, consisting of 135,100,000 shares of Class A Common Stock, par value $0.00001 per share (the “Class A Common Stock”), 135,100,000 shares of Class B Common Stock, par value $0.00001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), and 67,963,609 shares of preferred stock, par value $0.00001 per share (the “Preferred Stock”), of which 24,504,272 shares are designated as “Series A Preferred Stock”, 14,334,638 shares are designated as “Series B Preferred Stock”, 8,351,370 shares are designated as “Series C Preferred Stock”, 9,313,611 shares are designated as “Series D Preferred Stock”, 5,213,607 shares are designated as “Series E Preferred Stock”, and 6,246,111 shares are designated as “Series F Preferred Stock”.

B. Rights, Preferences and Restrictions of Preferred Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article IV(B).

1. Dividend Provisions.

(a) The holders of shares of Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on the Common Stock of this corporation, at the applicable Dividend Rate (as defined below), payable when, as and if declared by this corporation’s Board of Directors (the “Board”). Such dividends shall not be cumulative. The holders of the outstanding Preferred Stock can waive any dividend preference that such holders shall be entitled to receive under this Section 1 upon the affirmative vote or written consent of the holders of a majority of the shares of Preferred Stock then outstanding (voting together as a single class and not as separate series, and on an as-converted basis). For purposes of this subsection 1(a),

“Dividend Rate” shall mean $0.0495 per annum for each share of Series A Preferred Stock, $0.0888 per annum for each share of Series B Preferred Stock, $0.3010 per annum for each share of Series C Preferred Stock, $0.6854 per annum for each share of Series D Preferred Stock, $0.7640 per annum for each share of Series E Preferred Stock and $2.5616 per annum for each share of Series F Preferred Stock (each as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like).

(b) After payment of such dividends, any additional dividends or distributions shall be distributed among all holders of Common Stock and Preferred Stock in proportion to the number of shares of Common Stock that would be held by each such holder if all shares of Preferred Stock were converted to Common Stock at the then effective Conversion Rate (as defined below).

2. Liquidation Preference.

(a) In the event of any Liquidation Event (as defined below), either voluntary or involuntary, the holders of each series of Preferred Stock shall be entitled to receive, prior and in preference to any distribution of the proceeds of such Liquidation Event (the “Proceeds”) to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of the applicable Original Issue Price (as defined below) for such series of Preferred Stock, plus declared but unpaid dividends on such shares. If, upon the occurrence of such event, the Proceeds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire Proceeds legally available for distribution shall be distributed ratably among the holders of the Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this subsection (a). For purposes of this Restated Certificate of Incorporation, “Original Issue Price” shall mean $0.6189 per share for each share of the Series A Preferred Stock, $1.1092 per share for each share of the Series B Preferred Stock, $3.7623 per share for each share of the Series C Preferred Stock, $8.5681 per share for each share of Series D Preferred Stock, $9.5498 per share for each share of Series E Preferred Stock and $32.0199 per share for each share of Series F Preferred Stock (each as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such series of Preferred Stock).

(b) Upon completion of the distribution required by subsection (a) of this Section 2, all of the remaining Proceeds available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each.

(c) Notwithstanding the above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidation Event, each such holder of shares of a series of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Class B Common Stock immediately prior to the Liquidation Event if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Preferred Stock into shares of Class B Common Stock. If any such holder shall be deemed to have converted shares of Preferred Stock into Class B Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Class B Common Stock.

(d) (i) For purposes of this Section 2, a “Liquidation Event” shall include (A) the closing of the sale, transfer, exclusive license of this corporation’s intellectual property or other disposition, in a single transaction or series of related transactions, of all or substantially all of this corporation’s assets (excluding instances in which such sale, transfer, exclusive license or other disposition is to a wholly owned subsidiary of this corporation, but which assets thereafter shall be deemed part of this corporation’s assets for purposes of this clause (A)), (B) the consummation of the merger or consolidation of this corporation with or into another entity (except a merger or consolidation in which the holders of capital stock of this corporation immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of this corporation or the surviving or acquiring entity), (C) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of this corporation’s securities), of this corporation’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of this corporation (or the surviving or acquiring entity) or (D) a liquidation, dissolution or winding up of this corporation; provided, however, that a transaction shall not constitute a Liquidation Event if its sole purpose is to change the state of this corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held this corporation’s securities immediately prior to such transaction. Notwithstanding the prior sentence, the sale of shares of Preferred Stock in a financing transaction shall not be deemed a “Liquidation Event.” The treatment of any particular transaction or series of related transactions as a Liquidation Event may be waived by the vote or written consent of the holders of a majority of the outstanding Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis).

(ii) In any Liquidation Event, if Proceeds received by this corporation or its stockholders are other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(A) Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

(1) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event;

(2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event; and

(3) If there is no active public market, the value shall be the fair market value thereof, as determined by the Board in good faith.

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as determined the Board in good faith.

(C) The foregoing methods for valuing non-cash consideration to be distributed in connection with a Liquidation Event shall, with the appropriate approval of the definitive agreements governing such Liquidation Event by the stockholders under the General Corporation Law and Section 6 of this Article IV(B), be superseded by the determination of such value set forth in the definitive agreements governing such Liquidation Event.

(iii) In the event the requirements of this Section 2 are not complied with, this corporation shall forthwith either:

(A) cause the closing of such Liquidation Event to be postponed until such time as the requirements of this Section 2 have been complied with; or

(B) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(d)(iv) hereof.

(iv) This corporation shall give each holder of record of Preferred Stock written notice of such impending Liquidation Event not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and this corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after this corporation has given the first notice provided for herein or sooner than ten (10) days after this corporation has given notice of any material changes provided for herein; provided, however, that subject to compliance with the General Corporation Law such periods may be shortened or waived upon the written consent of the holders of Preferred Stock that represent a majority of the voting power of all then outstanding shares of such Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis).

3. Redemption. The Preferred Stock is not redeemable at the option of the holder thereof.

4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows:

(a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Class B Common Stock as is determined by dividing the applicable Original Issue Price for such series by the applicable Conversion Price for such series (the conversion rate for a series of Preferred Stock into Class B Common Stock is referred to herein as the “Conversion Rate” for such series), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share for each series of Preferred Stock shall be the Original Issue Price applicable to such series; provided, however, that the Conversion Price for the Preferred Stock shall be subject to adjustment as set forth in subsection 4(d).

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Class B Common Stock at the Conversion Rate at the time in effect for such series of Preferred Stock immediately upon the earlier of (i) (A) the closing of this corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Securities Act”), with aggregate proceeds to this corporation in excess of $50,000,000 or (B) the effectiveness of a registration statement under the Securities Act that registers shares of capital stock of this corporation, provided that, subject to compliance with applicable securities laws, all stockholders that either are affiliates within the meaning of Rule 144 promulgated under the Securities Act (the “R144 affiliates”) or beneficially own (together with their affiliates) in excess of 10% of the capital stock of this corporation (“10% stockholders”) are provided the right to include all or a portion (as determined by this corporation) of their shares on such registration statement, on a pro rata basis with all other R144 affiliates and 10% stockholders (a “Direct Listing”) (either (A) or (B), a “Qualified Public Offering”) or (ii) the date, or the occurrence of an event, specified by vote or written consent or agreement of the holders of a majority of the then outstanding shares of Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis), provided, however, that any conversion of the (A) Series C Preferred Stock pursuant to this subsection (b)(ii) will require the approval of the holders of a majority of the then outstanding shares of Series C Preferred Stock (voting together as a separate series), (B) Series D Preferred Stock pursuant to this subsection (b)(ii) will require the approval of the holders of a majority of the then outstanding shares of Series D Preferred Stock (voting together as a separate series), (C) Series E Preferred Stock pursuant to this subsection (b)(ii) will require the approval of the holders of a majority of the then outstanding shares of Series E Preferred Stock (voting together as a separate series) and (D) Series F Preferred Stock pursuant to this subsection (b)(ii) will require the approval of the holders of a majority of the then outstanding shares of Series F Preferred Stock (voting together as a separate series).

(c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to voluntarily convert the same into shares of Class B Common Stock, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Preferred Stock, and shall give written notice to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Class B Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Class B Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date set forth for conversion in the written notice of the election to convert irrespective of the surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Class B Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class B Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Class B Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities. If the conversion is in connection with automatic conversion provisions of subsection 4(b)(ii) above, such conversion shall be deemed to have been made on the conversion date described in the stockholder consent approving such conversion, and the persons entitled to receive shares of Class B Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Class B Common Stock as of such date.

(d) Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as follows:

(i) (A) If this corporation shall issue, on or after the date upon which this Restated Certificate of Incorporation is accepted for filing by the Secretary of State of the State of Delaware (the “Filing Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price applicable to a series of Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price (calculated to the nearest one-thousandth of a cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by this corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance plus the number of shares of such Additional Stock. For purposes of this Section 4(d)(i)(A), the term “Common Stock Outstanding” shall mean and include the following: (1) outstanding Common Stock, (2) Class B Common Stock issuable upon conversion of outstanding Preferred Stock, (3) Common Stock issuable upon exercise of outstanding stock options and (4) Common Stock issuable upon exercise, exchange or conversion of outstanding warrants or any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock. Shares described in (1) through (4) above shall be included whether vested or unvested, whether contingent or non-contingent and whether exercisable or not yet exercisable.

(B) No adjustment of the Conversion Price for the Preferred Stock shall be made in an amount less than one-tenth of one cent per share. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this subsection 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(C) In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(D) In the case of the issuance of the Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined by the Board irrespective of any accounting treatment.

(E) In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for purposes of determining the number of shares of Additional Stock issued and the consideration paid therefor:

(1) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)), if any, received by this corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

(2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)).

(3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, the Conversion Price of the Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5) The number of shares of Additional Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 4(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 4(d)(i)(E)(3) or (4).

(ii) “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4(d)(i)(E)) by this corporation on or after the Filing Date other than ((A) through (L) below, the “Carve Out Stock”):

(A) As to any series of Preferred Stock, Common Stock issued in respect of such series of Preferred Stock pursuant to a transaction described in subsection 4(d)(iii) hereof;

(B) Common Stock issued to employees, directors, consultants and other service providers for the primary purpose of soliciting or retaining their services pursuant to plans approved by the Board (including approval by at least one of the Preferred Directors for plans adopted or amended after the Filing Date);

(C) Common Stock issued pursuant to Qualified Public Offering;

(D) Common Stock issued pursuant to the conversion or exercise of convertible or exercisable securities outstanding on the Filing Date;

(E) Common Stock issued in connection with a bona fide business acquisition by this corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise;

(F) Common Stock issued or deemed issued pursuant to subsection 4(d)(i)(E) as a result of a decrease in the Conversion Price of any series of Preferred Stock resulting from the operation of Section 4(d);

(G) Class B Common Stock actually issued upon actual conversion of Preferred Stock issued after the Filing Date;

(H) Common Stock deemed to be issued as a result of the Reclassification;

(I) Class A Common Stock issued upon conversion of the Class B Common Stock;

(J) Common Stock issued pursuant to any equipment leasing arrangement or debt financing arrangement, which arrangement is approved by the Board (including at least one of the Preferred Directors) and is primarily for non-equity financing purposes;

(K) Common Stock issued to persons or entities with which this corporation has business relationships, provided such issuances are approved by the Board (including at least one of the Preferred Directors) and are primarily for non-equity financing purposes; or

(L) Common Stock that is issued with the unanimous approval of the Board, is not offered to any existing stockholder of this corporation, the Board specifically states that it shall not be Additional Stock.

(iii) In the event this corporation should at any time or from time to time after the Filing Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in subsection 4(d)(i)(E).

(iv) If the number of shares of Common Stock outstanding at any time after the Filing Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(e) Other Distributions. In the event this corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 4(d)(iii), then, in each such case for the purpose of this subsection 4(e), the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Class B Common Stock of this corporation entitled to receive such distribution.

(f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than the Reclassification or a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2) provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of this corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalently as may be practicable.

(g) No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock and the aggregate number of shares of Class B Common Stock to be issued to particular stockholders, shall be rounded down to the nearest whole share and this corporation shall pay in cash the fair market value of any fractional shares as of the time when entitlement to receive such fractions is determined. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Class B Common Stock and the number of shares of Class B Common Stock issuable upon such conversion.

(ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Preferred Stock pursuant to this Section 4, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Class B Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Preferred Stock.

(h) Notices of Record Date. In the event of any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, this corporation shall mail to each holder of Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution, and the amount and character of such dividend or distribution.

(i) Reservation of Stock Issuable Upon Conversion. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class B Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Class B Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Class B Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class B Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate of Incorporation.

(j) Waiver of Adjustment to Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of a majority of the outstanding shares of such series of Preferred Stock (voting together as separate series). Any such waiver shall bind all future holders of shares of such series of Preferred Stock.

5. Voting Rights.

(a) General Voting Rights. The holder of each share of Preferred Stock shall have the right to five (5) votes for each share of Class B Common Stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Class B Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of this corporation, and except as provided by law or in Subsection 5(b) below with respect to the election of directors by the separate class vote of the holders of Common Stock, shall be entitled to vote, together with holders of Class B Common Stock, with respect to any question upon which holders of Class B Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b) Voting for the Election of Directors. As long as at least 1,306,350 shares of Series A Preferred Stock are outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), the holders of such shares of Series A Preferred Stock shall be entitled to elect one (1) director of this corporation at any election of directors (the “Series A Director”). As long as at least 1,352,326 shares of Series B Preferred Stock are outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), the holders of such shares of Series B Preferred Stock shall be entitled to elect one (1) director of this corporation at any election of directors (the “Series B Director”). As long as at least 935,446 shares of Series D Preferred Stock are outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), the holders of such shares of Series D Preferred Stock shall be entitled to elect one (1) director of this corporation at any election of directors (the “Series D Director” and together with the Series A Director and the Series B Director, the “Preferred Directors”). The holders of outstanding Common Stock shall be entitled to elect two (2) directors of this corporation at any election of directors (each, a “Common Director”). The holders of Preferred Stock, other than the Series F Preferred Stock and Common Stock (voting together as a single class and not as separate series, and on an as-converted basis) shall be entitled to elect any remaining directors of this corporation.

Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the General Corporation Law, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Restated Certificate of Incorporation, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Board’s action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of this corporation’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders. Any director may be removed during such director’s term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent.

6. Protective Provisions.

(a) So long as at least 2,830,000 shares of Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalization, or the like) remain outstanding this corporation shall not (by amendment, merger, consolidation, recapitalization, reclassification or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis), take any of the actions below:

(i) consummate a merger or consolidation or any other Liquidation Event;

(ii) amend this corporation’s Certificate of Incorporation or Bylaws;

(iii) adversely change the rights, preferences and privileges of the Preferred Stock;

(iv) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Common Stock or Preferred Stock or designated shares of any class of Common Stock or any series of Preferred Stock;

(v) create (by reclassification or otherwise) or obligate itself to issue any security having a preference over, or being on a parity with, any series of Preferred Stock, other than the issuance of any authorized but unissued shares of Series F Preferred Stock pursuant to the Series F Preferred Stock Purchase Agreement dated on or around the Filing Date between this corporation and the other parties thereto;

(vi) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to (i) the repurchase of shares of Common Stock at the lower of the then fair market value or at cost from employees, officers, directors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which this corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or service, or (ii) pursuant to a right of first refusal;

(vii) change the authorized number of directors of the Board of this corporation;

(viii) pay or declare any dividend on any shares of capital stock of this corporation;

(ix) enter into any related-party transaction outside of the ordinary course of business unless approved by the Board, including the Preferred Directors;

(x) sell, issue, sponsor, create or distribute, or cause or permit any of its subsidiaries to sell, issue, sponsor, create or distribute, any digital tokens, cryptocurrency or other blockchain-based assets (collectively, “Tokens”), including through a pre-sale, initial coin offering, token distribution event or crowdfunding, or through the issuance of any instrument convertible into or exchangeable for Tokens; or

(xi) consent, agree or commit to any of the foregoing without conditioning such consent, agreement or commitment upon obtaining the approval required by this Section 6(a).

(b) So long as at least 1,352,326 shares of Series B Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalization, or the like) remain outstanding this corporation shall not (by amendment, merger, consolidation, recapitalization, reclassification or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series B Preferred Stock (voting together as a separate series) (i) take any action that adversely alters or changes the powers, preferences, or other special rights of the Series B Preferred Stock so as to affect them adversely but not affect the entire class of Preferred Stock (it being understood that the Series B Preferred Stock shall not be deemed to be affected differently because of the proportional difference in the amounts of respective issue prices, liquidation preferences and redemption prices that arise out of differences in the original issue price vis-à-vis other series of Preferred Stock); or (ii) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series B Preferred Stock.

(c) So long as at least 839,922 shares of Series C Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalization, or the like) remain outstanding this corporation shall not (by amendment, merger, consolidation, recapitalization, reclassification or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series C Preferred Stock (voting together as a separate series) (i) take any action that adversely alters or changes the powers, preferences, or other special rights of the Series C Preferred Stock so as to affect them adversely but not affect the entire class of Preferred Stock (it being understood that the Series C Preferred Stock shall not be deemed to be affected differently because of the proportional difference in the amounts of respective issue prices, liquidation preferences and redemption prices that arise out of differences in the original issue price vis-à-vis other series of Preferred Stock); or (ii) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series C Preferred Stock.

(d) So long as at least 935,446 shares of Series D Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalization, or the like) remain outstanding this corporation shall not (by amendment, merger, consolidation, recapitalization, reclassification or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series D Preferred Stock (voting together as a separate series) (i) take any action that adversely alters or changes the powers, preferences, or other special rights of the Series D Preferred Stock so as to affect them adversely but not affect the entire class of Preferred Stock (it being understood that the Series D Preferred Stock shall not be deemed to be affected differently because of the proportional difference in the amounts of respective issue prices, liquidation preferences and redemption prices that arise out of differences in the original issue price vis-à-vis other series of Preferred Stock); or (ii) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series D Preferred Stock.

(e) So long as at least 523,571 shares of Series E Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalization, or the like) remain outstanding this corporation shall not (by amendment, merger, consolidation, recapitalization, reclassification or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series E Preferred Stock (voting together as a separate series) (i) take any action that adversely alters or changes the powers, preferences, or other special rights of the Series E Preferred Stock so as to affect them adversely but not affect the entire class of Preferred Stock (it being understood that the Series E Preferred Stock shall not be deemed to be affected differently because of the proportional difference in the amounts of respective issue prices, liquidation preferences and redemption prices that arise out of differences in the original issue price vis-à-vis other series of Preferred Stock); or (ii) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series E Preferred Stock.

(f) So long as at least 624,611 shares of Series F Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalization, or the like) remain outstanding this corporation shall not (by amendment, merger, consolidation, recapitalization, reclassification or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series F Preferred Stock (voting together as a separate series) (i) take any action that adversely alters or changes the powers, preferences, or other special rights of the Series F Preferred Stock so as to affect them adversely but not affect the entire class of Preferred Stock (it being understood that the Series F Preferred Stock shall not be deemed to be affected differently because of the proportional difference in the amounts of respective issue prices, liquidation preferences and redemption prices that arise out of differences in the original issue price vis-à-vis other series of Preferred Stock); or (ii) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series F Preferred Stock.

7. Status of Reacquired Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof or otherwise reacquired by this corporation, the shares so converted or otherwise reacquired by this corporation shall be cancelled and shall not be issuable by this corporation. The Restated Certificate of Incorporation of this corporation shall be appropriately amended to effect the corresponding reduction in this corporation’s authorized capital stock.

8. Notices. Any notice required by the provisions of this Article IV(B) to be given to the holders of shares of Preferred Stock shall be deemed given (i) if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of this corporation, (ii) if such notice is provided by electronic transmission in a manner permitted by Section 232 of the General Corporation Law, or (iii) if such notice is provided in another manner then permitted by the General Corporation Law.

C. Common Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Article IV(C).

1. Dividend Rights. Subject to the rights of the holders of any series of Preferred Stock then outstanding, the holders of the Class A Common Stock and Class B Common Stock shall be entitled to receive, on an equal priority, pari passu basis, when, as and if declared by the Board, out of any assets of this corporation legally available therefor, any dividends as may be declared from time to time by the Board, unless different or disproportionate treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of the Class A Common Stock and Class B Common Stock, each voting as a separate class; provided, however, that in the event that such dividends are paid in the form of shares of Common Stock or options or rights to acquire shares of Common Stock, or securities convertible into or exchangeable or exercisable for shares of Common Stock, the holders of shares of Class A Common Stock shall receive shares of Class A Common Stock or options or rights to acquire (or securities convertible into or exchangeable or exercisable for) shares of Class A Common Stock, and the holders of shares of Class B Common Stock shall receive shares of Class B Common Stock or options or rights to acquire (or securities convertible into or exchangeable or exercisable for) shares of Class B Common Stock, and the payment of such dividends shall be deemed to have been made on an equal priority, pari passu basis.

2. Liquidation Rights. Upon the liquidation, dissolution or winding up of this corporation, the assets of this corporation shall be distributed as provided in Section 2 of Article IV(B) hereof.

3. Redemption. The Common Stock is not redeemable at the option of the holder thereof.

4. Voting Rights. Holders of Class A Common Stock, as such, shall have the right to one vote for each such share. Holders of Class B Common Stock, as such, shall have the right to five (5) votes for each such share. Except as otherwise expressly provided by this Restated Certificate of Incorporation or as required by applicable law, the holders of Class A Common Stock and Class B Common Stock shall at all times vote together as a single class on all matters (including the election or removal of directors) submitted to a vote of the stockholders of the corporation. Each holder of shares of Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of this corporation. There shall be no cumulative voting.

5. Subdivision or Combinations. Shares of Class A Common Stock or Class B Common Stock may not be subdivided, combined or reclassified unless the shares of the other class are concurrently therewith proportionately subdivided, combined or reclassified in a manner that maintains the same proportionate equity ownership between the holders of the outstanding Class A Common Stock and Class B Common Stock on the record date for such subdivision, combination or reclassification; provided, however, that shares of one such class may be subdivided, combined or reclassified in a different or disproportionate manner if such subdivision, combination or reclassification is approved in advance by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting as a separate class.

6. Mergers, Consolidation or Other Transactions. In the case of any distribution or payment in respect of the shares of Class A Common Stock or Class B Common Stock upon the merger or consolidation of this corporation with or into any other entity, or in the case of any other transaction having an effect on stockholders substantially similar to that resulting from a merger or consolidation of this corporation with or into any other entity, such distribution or payment shall be made ratably on a per share basis among the holders of the Class A Common Stock and Class B Common Stock; provided, however, that shares of one such class may receive different or disproportionate distributions or payments in connection with such merger, consolidation or other transaction if (i) the only difference in the per share distribution to the holders of Class A Common Stock and Class B Common Stock is that any securities distributed to the holders of Class B Common Stock have five (5) times the voting power of any securities distributed to the holders of Class A Common Stock, or (ii) such merger, consolidation or other transaction is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting as a separate class. In the event that the holders of shares of Class A Common Stock or Class B Common Stock are granted rights to elect to receive one of two or more alternative forms of consideration in connection with such merger, consolidation or other transaction, then such consideration shall be deemed to have been made ratably on a per share basis among the holders of the Class A Common Stock and Class B Common Stock as a single class if the holders of all of such shares are granted identical election rights.

7. Equal Status. Except as expressly provided in this Article IV(C), Class A Common Stock and Class B Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters.

8. Conversion.

(a) Certain Definitions. As used in this Article IV(C), Section 8, the following terms shall have the following meanings:

(i) “Affiliate” means (i) with respect to any specified person that is an entity, any other person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified person, including, without limitation, any general partner, managing member, officer, director or manager of such person and any venture capital, private equity, investment advisor or other investment fund now or hereafter existing that is controlled by one or more general partners or managing members of, or is under common investment management (or shares the same management, advisory company or investment advisor) with, such person, and (ii) with respect to any specified person who is a natural person or an entity held solely by a natural person or a trust created by a natural person, (a)(1) such natural person and (2) any spouse, registered domestic partner, lineal descendant (including any adopted lineal descendant), sibling, parent, grandparent or any lineal descendants of any of the foregoing (including any adopted lineal descendant), and any of the foregoing relations by virtue of marriage or registered domestic partnership relationship (including step-relations) (each a “Family Member” and, more than one such Family Member, “Family Members”) and (b) any custodian, trustee (including a trustee of a voting trust), executor or other fiduciary for the account of (1) such natural person or any one or more Family Members of such natural person or (2) any trust or other entity contemplated by subsections 8(c)(ii), (iii) and (iv) below.

(ii) “Class B Stockholder” means (i) the registered holder of a share of Class B Common Stock at the Effective Time and (ii) the registered holder of any shares of Class B Common Stock that are originally issued by this corporation after the Effective Time.

(iii) “Founder” shall mean each of Curtis Liu, Spenser Skates and Jeffrey Wang, and “Founders” shall mean all of them.

(iv) “Incapacity” shall mean that such Founder is incapable of managing such Founder’s financial affairs under the criteria set forth in the applicable probate code that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months as determined by a licensed medical practitioner. In the event of a dispute regarding whether a Founder has suffered an Incapacity, no Incapacity of such Founder will be deemed to have occurred unless and until an affirmative ruling regarding such Incapacity has been made by a court of competent jurisdiction.

(v) “Transfer” shall mean, with respect to a share of Class B Common Stock, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, after the Effective Time. A “Transfer” shall also include, without limitation, (i) a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether or not there is a corresponding change in beneficial ownership) or (ii) the transfer of, or entering into a binding agreement with respect to, Voting Control over a share of Class B Common Stock by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer”: (a) the grant of a proxy to officers or directors of this corporation at the request of the Board of Directors of this corporation in connection with actions to be taken at an annual or special meeting of stockholders; (b) the pledge of shares of Class B Common Stock by a Class B Stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction so long as the Class B Stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares of Class B Common Stock or other similar action by the pledgee shall constitute a “Transfer”; (c) the fact that, as of the Effective Time or at any time after the Effective Time, the spouse of any Class B Stockholder possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction; or (d) the entering into a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with a broker or other nominee where the holder entering into the plan retains Voting Control over the shares; provided, however, that a Transfer of such shares of Class B Common Stock by such broker or other nominee shall constitute a “Transfer” at the time of such Transfer, so long as in each of the foregoing clauses (a), (b), (c) and (d) no other event or circumstance shall exist or have occurred that constitutes a “Transfer” of such shares of Class B Common Stock.

(vi) “Voting Control” shall mean, with respect to a share of Class B Common Stock, the exclusive power (whether directly or indirectly) to vote or direct the voting of such share of Class B Common Stock by proxy, voting agreement or otherwise.

(b) Voluntary Conversion. Each share of Class B Common Stock shall be convertible into one fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the transfer agent of this corporation.

(c) Automatic Conversion upon Transfer. From and after the consummation of a Qualified Public Offering, each share of Class B Common Stock shall automatically, without any further action, convert into one fully paid and nonassessable share of Class A Common Stock upon a Transfer of such share of Class B Common Stock; provided, however, that no such automatic conversion shall occur (1) in the case of a Transfer by a Class B Stockholder of shares of Class B Common Stock with the prior written approval of this corporation or (2) in the case of a Transfer by a Class B Stockholder of any shares of Class B Common Stock to any of the persons or entities listed in clauses (i) through (vii) below (each, a “Permitted Transferee”) and from any such Permitted Transferee back to such Class B Stockholder and/or any other Permitted Transferee established by or for the benefit of such Class B Stockholder:

(i) a Family Member of such Class B Stockholder;

(ii) a trust for the benefit of such Class B Stockholder or persons other than the Class B Stockholder so long as the Class B Stockholder and/or Family Members of such Class B Stockholder have sole dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such trust; provided that such Transfer does not involve any payment of cash, securities, property or other consideration to the Class B Stockholder (other than as a settlor or beneficiary of such trust) and, provided, further, that in the event such Class B Stockholder and/or Family Members of such Class B Stockholder no longer have sole dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one fully paid and nonassessable share of Class A Common Stock;

(iii) a trust under the terms of which such Class B Stockholder has retained a “qualified interest” within the meaning of §2702(b)(1) of the Internal Revenue Code (or successor provision) and/or a reversionary interest so long as the Class B Stockholder and/or Family Members of such Class B Stockholder have sole dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such trust; provided, however, that in the event such Class B Stockholder and/or Family Members of such Class B Stockholder no longer have sole dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one fully paid and nonassessable share of Class A Common Stock;

(iv) an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code (or successor provision), or a pension, profit sharing, stock bonus or other type of plan or trust of which such Class B Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code (or successor provision); provided that in each case such Class B Stockholder and/or Family Members of such Class B Stockholder have sole dispositive power and Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust, and provided, further, that in the event the Class B Stockholder and/or Family Members of such Class B Stockholder no longer have sole dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such account, plan or trust, each share of Class B Common Stock then held by such trust shall thereupon automatically convert into one fully paid and nonassessable share of Class A Common Stock;

(v) a corporation, partnership or limited liability company in which such Class B Stockholder and/or Family Members of such Class B Stockholder directly, or indirectly through one or more Permitted Transferees, own shares, partnership interests or membership interests, as applicable, with sufficient Voting Control in the corporation, partnership or limited liability company, as applicable, or otherwise have legally enforceable rights, such that the Class B Stockholder and/or Family Members of such Class B Stockholder retain sole dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such corporation, partnership or limited liability company; provided, however, that in the event the Class B Stockholder and/or Family Members of such Class B Stockholder no longer own sufficient shares, partnership interests or membership interests, as applicable, or no longer have sufficient legally enforceable rights, to ensure the Class B Stockholder and/or Family Members of such Class B Stockholder retain sole dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such corporation, partnership or limited liability company, as applicable, each share of Class B Common Stock then held by such corporation, partnership or limited liability company, as applicable, shall thereupon automatically convert into one fully paid and nonassessable share of Class A Common Stock;

(vi) from (A) a Founder or such Founder’s Affiliates to (B) another Founder or such other Founder’s Affiliates; or

(vii) an Affiliate of a Class B Stockholder, provided that the person or entity holding sole dispositive power and Voting Control with respect to the shares of Class B Common Stock being Transferred (the “Controlling Person”) retains, directly or indirectly, sole dispositive power and Voting Control with respect to the shares following such Transfer; provided further that in the event the Controlling Person no longer has sole dispositive power and Voting Control with respect to the shares of Class B Common Stock Transferred to such Affiliate, each such share of Class B Common Stock Transferred to such Affiliate shall thereupon automatically convert into one fully paid and nonassessable share of Class A Common Stock unless such transaction is otherwise approved by this corporation.

(d) Automatic Conversion of Founder Shares. From and after the consummation of a Qualified Public Offering, each share of Class B Common Stock held of record by a Founder or by such Founder’s Permitted Transferees, shall automatically, without any further action, convert into one fully paid and nonassessable share of Class A Common Stock upon the earlier of (i) the death or Incapacity of such Founder or (ii) the date that is six (6) months following the date on which such Founder is no longer an employee or a director of this corporation (unless such Founder has rejoined this corporation as an employee or a director during such six (6)-month period) (each, a “Founder Conversion Date”).

(e) Final Conversion of Class B Common Stock. On the Final Conversion Date (as defined below) each outstanding share of Class B Common Stock shall automatically, without any further action, convert into one share of Class A Common Stock. Following such conversion, all shares of Class B Common Stock shall be automatically cancelled and retired and the reissuance of all shares of Class B Common Stock shall be prohibited. Following such retirement and cancellation, this corporation shall file a certificate of retirement with the Delaware Secretary of State, at which time all references to Class B Common Stock in this Restated Certificate of Incorporation shall be eliminated and the number of authorized shares of capital stock of this corporation and Class B Common Stock shall be reduced accordingly. “Final Conversion Date” means 5:00 p.m. in New York City, New York on the first day falling on or after the date that is six (6) months following the date on which no Founder is an employee or director of this corporation (unless a Founder has rejoined this corporation during such six (6)-month period), provided that, if the Final Conversion Date would otherwise occur on a date on which the securities exchange on which this corporation’s shares are then principally listed or traded is not open for trading, the Final Conversion Date shall be deemed to occur on the first date on which such exchange is open for trading.

(f) Effect of Conversion. In the event of a conversion of shares of Class B Common Stock to shares of Class A Common Stock pursuant to this Article IV(C), Section 8, such conversion shall be deemed to have been made at the time that this corporation’s transfer agent receives the written notice required, the time that the Transfer of such shares occurred, the Founder Conversion Date or the Final Conversion Date, as applicable. Upon any conversion of Class B Common Stock to Class A Common Stock, all rights of the holder of such shares of Class B Common Stock shall cease and the person or persons in whose names or names the certificate or certificates representing the shares of Class B Common Stock are to be issued, if any, shall be treated for all purposes as having become the record holder or holders of such number of shares of Class A Common Stock into which such Class B Common Stock were convertible. Shares of Class B Common Stock that are converted into shares of Class A Common Stock as provided in this Article IV(C), Section 8 shall be automatically cancelled and retired and shall not be reissued. Notwithstanding anything to the contrary herein or otherwise, if any shares of Class B Common Stock outstanding and entitled to vote as of the record date for determining stockholders entitled to vote at any meeting of stockholders are converted into shares of Class A Common Stock after such record date but prior to the final adjournment of such meeting, the shares of Class B Common Stock so converted shall be deemed for purposes of determining the establishment of a quorum and for purposes of voting at such meeting to be outstanding and entitled to vote at such meeting as shares of Class B Common Stock.

(g) Reservation of Stock. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.

9. Adjustment in Authorized Common Stock. The number of authorized shares of Class A Common Stock and Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding or the number of shares required to be reserved hereunder to effectuate the conversion of shares of Preferred Stock and the conversion of shares of Class B Common Stock into shares of Class A Common Stock) by the affirmative vote of the holders of a majority in voting power of the outstanding capital stock of this corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law and without a separate vote of the holders of the Class A Common Stock or Class B Common Stock.

10. Administration. This corporation may, from time to time, establish such policies and procedures relating to the conversion of the Class B Common Stock to Class A Common Stock and the general administration of this dual class Common Stock structure, including the issuance of stock certificates with respect thereto, as it may deem necessary or advisable, and may request that holders of shares of Class B Common Stock furnish affidavits or other proof to this corporation as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred. All references in this Restated Certificate of Incorporation to a “certificate” or “certificates” representing shares of this corporation’s capital stock include a notice or notices of issuance of uncertificated shares.

ARTICLE V

Except as otherwise provided in this Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of this corporation.

ARTICLE VI

Except as otherwise provided in this Restated Certificate of Incorporation, the number of directors of this corporation shall be determined in the manner set forth in the Bylaws of this corporation.

ARTICLE VII

Elections of directors need not be by written ballot unless the Bylaws of this corporation shall so provide.

ARTICLE VIII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of this corporation may provide. The books of this corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of this corporation.

ARTICLE IX

A director of this corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any amendment, repeal or modification of the foregoing provisions of this Article IX by the stockholders of this corporation shall not adversely affect any right or protection of a director of this corporation existing at the time of, or increase the liability of any director of this corporation with respect to any acts or omissions of such director occurring prior to, such amendment, repeal or modification.

ARTICLE X

Except as otherwise provided in this Restated Certificate of Incorporation, this corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that notwithstanding any other provision of this Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of shares of any class or series of capital stock of this corporation required by law or by this Restated Certificate of Incorporation:

A. So long as any shares of Class B Common Stock remain outstanding, this corporation shall not, without the prior affirmative vote of the holders of a majority of the outstanding shares of the Class B Common Stock, voting as a separate class, in addition to any other vote required by applicable law or this Restated Certificate of Incorporation, directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise, amend, alter, change, repeal or adopt any provision of this Restated Certificate of Incorporation (i) that alters or changes, any of the voting, conversion, dividend or liquidation provisions of the shares of Class B Common Stock or other rights, powers, preferences or privileges of the shares of Class B Common Stock; (ii) to provide for each share of Class A Common Stock to have more than one vote per share or any rights to a separate class vote of the holders of the shares of Class A Common Stock other than as provided by this Restated Certificate of Incorporation or required by the General Corporation Law; or (iii) to otherwise adversely affect the rights, powers, preferences or privileges of the shares of Class B Common Stock in a manner that is disparate from the manner in which it affects the rights, powers, preferences or privileges of the shares of Class A Common Stock; and

B. So long as any shares of Class A Common Stock remain outstanding, this corporation shall not, without the prior affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock, voting as a separate class, in addition to any other vote required by applicable law or this Restated Certificate of Incorporation, directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise, amend, alter, change, repeal or adopt any provision of this Restated Certificate of Incorporation to provide for each share of Class B Common Stock to have more than five (5) votes per share or for any rights to a separate class vote of the holders of shares of Class B Common Stock, other than as provided by this Restated Certificate of Incorporation or required by the General Corporation Law.

ARTICLE XI

To the fullest extent permitted by applicable law, this corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents of this corporation (and any other persons to which General Corporation Law permits this corporation to provide indemnification) through Bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law, subject only to limits under the General Corporation Law.

Any amendment, repeal or modification of the foregoing provisions of this Article XI shall not adversely affect any right or protection of a director, officer, employee, agent or other person existing at the time of, or increase the liability of any such person with respect to any acts or omissions of such person occurring prior to, such amendment, repeal or modification.

ARTICLE XII

This corporation renounces any interest or expectancy of this corporation in, or in being offered an opportunity to participate in, an Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of this corporation who is not an employee of this corporation or any of its subsidiaries, or

(ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of this corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of this corporation.

ARTICLE XIII

For purposes of Section 500 of the California Corporations Code (to the extent applicable), in connection with any repurchase of shares of Common Stock permitted under this Restated Certificate of Incorporation from employees, officers, directors or consultants of this corporation in connection with a termination of employment or services pursuant to agreements or arrangements approved by the Board (in addition to any other consent required under this Restated Certificate of Incorporation), such repurchase may be made without regard to any “preferential dividends arrears amount” or “preferential rights amount” (as those terms are defined in Section 500 of the California Corporations Code). Accordingly, for purposes of making any calculation under California Corporations Code Section 500 in connection with such repurchase, the amount of any “preferential dividends arrears amount” or “preferential rights amount” (as those terms are defined therein) shall be deemed to be zero.

ARTICLE XIV

Unless this corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of this corporation, (ii) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of this corporation to this corporation or this corporation’s stockholders, including without limitation a claim alleging the aiding and abetting of such a breach of fiduciary duty, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law or the Restated Certificate of Incorporation or Bylaws or as to which the General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim related to or involving this corporation that is governed by the internal affairs doctrine.

Unless this corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act and the rules and regulations promulgated thereunder.

Nothing in this Restated Certificate of Incorporation shall preclude stockholders that assert claims under the Exchange Act from bringing such claims in federal court to the extent that the Exchange Act confers exclusive federal jurisdiction over such claims, subject to applicable law.

For the avoidance of doubt, the provisions of this Article XIV are intended to benefit and may be enforced by this corporation, its officers and directors, the underwriters of, or financial advisors in connection with, any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of this corporation shall be deemed to have notice of and consented to the provisions of this Article XIV.

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THIRD: The foregoing amendment and restatement was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law.

FOURTH: That said Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 30th day of August, 2021.

AMPLITUDE, INC.

By:	/s/ Spenser Skates
Name:	Spenser Skates
Title:	Chief Executive Officer